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
                        GRANITE STATE ENERGY, INC.
                            Statement of Income
      (expressed in millions, rounded to hundred thousands of dollars)
                        Periods Ended June 30, 1998
                     (Unaudited, subject to adjustment)

                                                                      Six
                                                        Quarter       Months
                                                        -------       ------
Operating revenue                                       $0.1    $  0.3
                                                     -------    ------

Operating expenses:
 Purchased electric energy                           0.1           0.3
                                                  -------       ------

     Net income                                            -         -
                                                      =======   ======
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